Exhibit 99.1

For Immediate Release
Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Reports 60% Increase in Third Quarter Earnings

Company Increases Full-Year Earnings Guidance; Pretax Income Expected to Rise 200%-250% From FY2007 Levels

Third quarter highlights:

●	22% Revenue Increase
●	20% Gross Profit Increase
●	7% Operating Profit Increase
●	60% “Bottom line” Improvement

CHICAGO, August 12, 2008- The Female Health Company (AMEX: FHC - News) which manufactures and markets the FC and FC2 Female Condoms®, today reported its operating results for the third quarter and first nine months of FY2008.  The Company will host an investor conference call today, August 12, 2008, at 11:00 a.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

For the three months ended June 30, 2008, the Company’s net revenues increased 22%, or $1.1 million, to approximately $5.7 million, compared with approximately $4.6 million in the three months ended June 30, 2007.  The Company’s net income attributable to common stockholders increased 60% to $509,067, or $0.02 per diluted share, during the third quarter of FY2008, compared with $317,274, or $0.01 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 20% to $2.2 million in the most recent quarter, compared with $1.8 million in the third quarter of FY2007.  Operating income increased 7% to $396,376  in the three months ended June 30, 2008, compared with operating income of $370,577 in the quarter ended June 30, 2007.  During the third quarter of FY 2008, FHC recorded an expense accrual for incentive compensation based on the probability of achievement of FY 2008 plan compared to the third quarter of FY 2007 when there was a reversal of an expense accrual due to a change in accounting estimate.  A year-to-year comparison of operating expense shows a 23.5% increase, 71% of which is attributable to the accrual  mentioned above.

The Company expects significant quarter to quarter variations due to the timing of the receipt of large orders, production scheduling, and shipping of products.

Net income attributable to common stockholders for the three months ended June 30, 2008 includes an income tax benefit of $167,000.  This income tax benefit is the result of the ongoing evaluation of our ability to realize our deferred tax assets based on all available information including our past operating results and our forecast of future taxable income.  The Company did not recognize such a benefit for the three months ended June 30, 2007.

The Company has Federal and state net operating loss carryforwards of approximately $66 million, expiring in years 2008 to 2027.  The Company’s United Kingdom (U.K.) subsidiary, The Female Health Company-UK plc., has U.K. net operating loss carryforwards of approximately $88 million.  The U.K. net operating loss carryforwards can be carried forward indefinitely and utilized to offset future U.K. taxable income.

For the nine months ended June 30, 2008, the Company’s net revenues increased 26% to approximately $17.8 million, compared with approximately $14.1 million in the nine months ended June 30, 2007.  For the nine months ended June 30, 2008, net income attributable to common stockholders increased 510% to $2,488,971, or $0.09 per diluted share, compared with $407,698, or $0.02 per diluted share, in the corresponding period of the previous fiscal year.

Gross profit increased 41% to $7.2 million in the first nine months of FY2008, compared with $5.1 million in the first nine months of FY2007.  Operating income increased to $1,953,155 in the nine months ended June 30, 2008, compared with operating income of $500,991 in the same period last year.

Net income attributable to common stockholders for the nine months ended June 30, 2008 included an income tax benefit of $544,000.  The Company did not recognize such a benefit for the nine months ended June 30, 2007.

During the first nine months of FY2008, the Company generated $2.6 million in cash from operations and used approximately $1.1 million of cash to repurchase 439,600 shares of FHC common stock in the open market in accordance with an authorization by the Board of Directors to repurchase up to 2 million shares of common stock.  Since the Board approved the buyback program, the Company has repurchased a total of 613,000 shares in the open market.  As of June 30, 2008, the Company had over $1.8 million of cash, no debt outstanding and $1.5 million in unused credit lines.

“We are very pleased to report record revenues and earnings during the first nine months of our 2008 fiscal year,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “Growing global acceptance of the female condom as the only available FDA approved barrier contraceptive method controlled by women that provides protection against HIV/AIDS is the basis for our growth. The FC Female Condom is now available in over 100 countries, and we believe it will play an increasingly important role in the global battle against HIV/AIDS in the future.”

“In May 2008, we provided guidance that unit sales for FY2008 were expected to increase by 20% to 25% over the 25.9 million units sold in FY2007 and that pre-tax income for FY 2008 was expected to increase by 150% to 200% over the $868,913 recorded for FY2007” said Parrish.  “Now, we confirm the unit sales guidance for FY2008, and are raising our pretax income guidance to be that pretax income is expected to increase by 200% to 250% over the FY2007 pre-tax income of $868,913”.

 “We are optimistic regarding the outlook for The Female Health Company.  Our team members are now working with organizations in nearly all regions of the world, from Brazil to Cambodia, from the United Kingdom to India, from New York to South Africa.  Given the gravity of the HIV/AIDS pandemic, our results are an indicator of the even greater contribution the female condom will make to world health in coming years,” concluded Parrish.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, August 12, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. EDT on August 12, 2008.  A replay of the call will be available through August 26, 2008 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 422069.

About The Female Health Company

The Female Health Company (FHC), headquartered in Chicago, IL, is the maker of the FC Female Condom (FC1 and FC2), a revolutionary option offering women dual protection against both sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. FHC was created as a worldwide company in February 1996 with the purchase of Chartex Resources Ltd., the holder of exclusive worldwide rights to FC1. The Company holds exclusive product and technology patents for FC1 in the United States, Australia, Brazil, Canada, France, Germany, Italy, Spain, the United Kingdom, the People’s Republic of China, South Korea and Japan.  Patents are pending for FC2.  FHC is the sole manufacturer and marketer of the FC1 and FC2 female condoms in the world.  The Female Health Company and its partners currently market the Female Condom under FC Female Condom®, FC2 Female Condom®, Reality®, Femidom®, Femy®, and Care® in the rest of the world.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org . If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company's financial guidance for fiscal 2008.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communication and Securities and Exchange Commission filings, including the Company’s Form 10-KSB for the fiscal year ended September 30, 2007. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

The Female Health Company Unaudited Condensed Consolidated Balance Sheet

	June 30, 2008	June 30, 2007
Cash	$1,586,842	$1,855,515
Restricted cash	236,887	85,053
Accounts receivable, net	5,964,736	3,933,770
Inventory	2,161,161	1,627,011
Prepaid and other current assets	415,311	525,718
Deferred income taxes	1,369,000	--
Total current assets	11,733,937	8,027,067

Other non-current assets	248,753	195,614
Net property, plant & equipment	1,503,219	1,165,504
Total assets	$13,485,909	$9,388,185

Accounts payable	$1,073,434	$697,731
Accrued expenses	2,281,822	1,415,105
Preferred dividends payable	27,654	49,796
Total current liabilities	3,382,910	2,162,632

Deferred gain on sale of facilities	963,862	1,085,727
Deferred grant income	235,268	--
Total liabilities	4,582,040	3,248,359

Total stockholders’ equity	8,903,869	6,139,826
Total liabilities and stockholders' equity	$13,485,909	$9,388,185

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended June 30,
	2008	2007

Net revenues	$5,658,125	$4,623,190

Gross profit	2,177,725	1,812,899

Advertising and promotion	50,969	38,056
Selling, general and administrative	1,715,515	1,371,339
Research and development	14,865	32,927

Total operating expenses	1,781,349	1,442,322

Operating income	396,376	370,577

Interest, net and other income	(13,964)	(10,804)
Foreign currency transaction loss	36,680	23,905

Income before income taxes	373,660	357,476

Income tax benefit	(167,000)	--
Net Income	540,660	357,476

Preferred dividends	31,593	40,202

Net income attributable to common stockholders	$509,067	$317,274

Net income per basic common share outstanding	$0.02	$0.01

Basic weighted average common shares outstanding	26,144,583	25,902,539

Net income per diluted common share outstanding	$0.02	$0.01

Diluted weighted average common shares outstanding	28,117,178	28,753,523

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Nine months Ended June 30,
	2008	2007

Net revenues	$17,794,153	$14,145,663

Gross profit	7,216,488	5,125,394

Advertising and promotion	161,345	131,020
Selling, general and administrative	4,899,747	4,336,715
Research and development	202,241	156,668

Total operating expenses	5,263,333	4,624,403

Operating income	1,953,155	500,991

Interest, net and other income	(30,629)	(35,220)
Foreign currency transactions (gain) loss	(73,625)	7,908

Income before income taxes	2,057,409	528,303

Income tax benefit	(544,000)	--
Net Income	2,601,409	528,303

Preferred dividends	112,438	120,605

Net income attributable to common stockholders	$2,488,971	$407,698

Net income per basic common share outstanding	$0.10	$0.02

Basic weighted average common shares outstanding	26,117,888	24,609,431

Net income per diluted common share outstanding	$0.09	$0.02

Diluted weighted average common shares outstanding	28,101,867	26,853,041